Exhibit 10.51

CASH SUBORDINATED LOAN AGREEMENT

This Cash Subordinated Loan Agreement (the “Agreement”) is effective as of the 30th day of June, 2004 by and between Allan J. Hirsch (the “Lender”), and FCStone, LLC (the “Borrower”), who mutually agree as follows:

1. (a)	The term “Designated Self-Regulatory Organization” or “DSRO” shall mean the Exchange(s) and/or other Self-Regulatory Organizations which is (are) a party to the Joint Audit Agreement and which has (have) been designated by the Joint Audit Committee as the Borrower’s DSRO. The Borrower’s DSRO is subject to change from time to time at the Joint Audit Committee’s discretion.

(b)	The term “Commission” shall mean the Commodity Futures Trading Commission.

(c)	The term “Capital Requirements” shall mean the rules, regulations and requirements of the Designated Self-Regulatory Organization which were adopted pursuant to CFTC Regulations 1.17 and 1.52.

(d)	The term “CFTC regulations” shall mean the Commodity Futures Trading Commission’s Minimum Financial Regulations.

(e)	The term “Adjusted Net Capital” shall mean adjusted net capital as defined in Commodity Futures Trading Commission Regulation 1.17(c)(5).

(f)	The term “Subordination Agreement” shall mean either a subordinated loan agreement or a secured demand note agreement, as those terms are defined in Commodity Futures Trading Commission Regulation 1.17(h)(1).

2.	Lender hereby agrees to lend the sum of five hundred thousand ($500,000) to Borrower, and Borrower agrees to borrow the said sum from Lender upon the terms and conditions set forth herein.

3.	Subject to the terms and conditions hereinafter set forth, the Borrower will repay the principal amount due plus interest thereon form the date hereof to the Maturity Date at the rate of Prime ( ) percent per annum (the Indebtedness”) [on (the “Maturity Date”)].

4.	The Lender hereby subordinates any right to receive payment with respect to this Agreement, together with accrued interest or compensation, to the prior payment or provision for payment in full of all claims of all present and future creditors of the Borrower arising out of any matter occurring prior to the Maturity Date, except for claims which are the subject of subordination agreements which rank on the same priority as or are junior to the claim of the Lender under this Agreement.

5.	The proceeds of this Agreement shall be used and dealt with by the Borrower as part of its capital and shall be subject to the risks of its business.

6.	The Borrower shall have the right to deposit any cash proceeds of this subordinated loan agreement in an account or accounts in its own name in any bank or trust company.

7.	Borrower, at its option, but not at the option of Lender, may make a payment of all or any portion of the Indebtedness prior to the scheduled Maturity Date (hereinafter referred to as a “Prepayment”). No Prepayment may be made before the expiration of one year from the date this Agreement becomes effective unless it is a Special Prepayment made pursuant to paragraph 8 hereof. No prepayment shall be made if, after giving effect thereto (and to all payments of payment obligations under any other subordination agreements then outstanding, the maturity or accelerated maturities of which are scheduled to fall due within six months after the date such Prepayment is to occur pursuant to this provision, or on or prior to the date on which the payment obligation with respect to such Prepayment is scheduled to mature disregarding this provision, whichever date is earlier) without reference to any projected profit or loss of the Borrower, the Adjusted Net Capital of the Borrower is less than the greatest of 1) seven (7) percent of the funds required to be segregated pursuant to the Commodity Exchange Act and CFTC Regulation and the foreign futures or foreign options secured amount, exclusive of the market value of commodity options purchased by customers of the Borrower on or subject to the rules of a contract market or a foreign board of trade (provided the deduction for each customer shall be limited to the amount of customer funds in each customer’s account(s) and foreign futures and foreign options secured amounts), or 2) if the Borrower is a securities broker or dealer, the amount of net capital specified in Rule 15c3-1d(b)(7) of the Regulations of the Securities and Exchange Commission [17C.F.R.240.15c3-1d(b)(7)] or 3) the minimum capital requirement as defined by the DSRO. Notwithstanding the above, no prepayment shall occur without the prior written approval of the Designated Self-Regulatory Organization.

8.	Borrower, at its option, but not at the option of Lender, may make a payment of all or any portion of the Indebtedness prior to the scheduled Maturity Date (hereinafter referred to as a “Special Prepayment”) if the written consent of the Designated Self-Regulatory Organization is first obtained. Provided, however, that no such prepayment shall be made if:

(a)	After giving effect thereto (and to all payments of payment obligations under any other subordination agreements then outstanding, the maturities or accelerated maturities of which are scheduled to fall due within six months after the date such Special Prepayment is to occur pursuant to this provision, or on or prior to the date on which the payment obligation in respect to such Special Prepayment is scheduled to mature disregarding this provision, whichever date is earlier) without reference to any projected profit or loss of the Borrower, the Adjusted Net Capital of the Borrower is less than the greatest of 1) ten (10) percent of the funds required to be segregated pursuant to the Commodity Exchange Act and CFTC Regulations and the foreign futures or foreign options secured amount, exclusive of the market value of commodity options purchased by customers of the

Borrower on or subject to the rules of a contract market or a foreign board of trade (provided that the deduction for each option customer shall be limited to the amount of customer funds in such option customer’s account(s) and foreign futures and foreign options secured amount(s), or 2) if the Borrower is a securities broker or dealer, the amount of net capital specified in Rule 15c3-1d(c)(5)(ii) of the regulations of the Securities and Exchange Commission, [17C.F.R.240.15c3-1d(5)(ii)] or 3) the minimum capital requirement as defined by the DSRO; or

(b)	Pre-tax losses during the latest three month period were greater than 15% of current excess adjusted Net Capital.

9. (a)	The payment obligation of the Borrower in respect of this Agreement shall be suspended and shall not mature if, after giving effect to payment of such payment obligation (and to all payments of payment obligations of the Borrower under any other subordination agreements then outstanding which are scheduled to mature on or before such payment obligation), the Adjusted Net Capital of the Borrower would be less than the greatest of 1) six (6) percent of the funds required to be segregated pursuant to the Commodity Exchange Act and CFTC Regulations and the foreign futures or foreign options secured amount, exclusive of the market value of commodity options purchased by option customers of the Borrower on or subject to the rules of a contract market or a foreign board of trade (provided the deduction for each option customer shall be limited to the amount of customer funds in such option customer’s account(s) and foreign futures and foreign options secured amounts), or 2) if the Borrower is a securities broker or dealer, the amount of net capital specified in Rule 15c3-1d(b)(8)(i) of the Regulations of the Securities and Exchange Commission, [17C.F.R.240.15c3-1d(b)(8)(i)] or 3) the minimum capital requirement as defined by DSRO. [Provided that if the payment obligation of the Borrower hereunder does not mature and is suspended as a result of the requirements of this paragraph for a period of not less than six months, the Borrower shall then commence the rapid and orderly liquidation of its entire business, but the right of the Lender to receive payment, together with accrued interest or compensation shall remain subordinate as required by the provisions of this Agreement.]

(b)	In the event the Borrower is required to commence a rapid and orderly liquidation, as permitted in paragraph 9(a), the date on which the liquidation commences shall be the maturity date for any subordination agreement of the Borrower then outstanding, but the rights of the respective lenders to receive payment, together with accrued interest or compensation, shall remain subordinate as required by the provisions of such agreements.

10.	Subject to the provisions of paragraph 9 of this Agreement, the Lender may, upon prior written notice to the Borrower and the Designated Self-Regulatory Organization and, if required, the Commission, given not earlier than six months after the effective date of this Agreement, accelerate the date on which the payment obligation of the Borrower, together with accrued interest or compensation, is scheduled to mature to a date not earlier than six months after giving of such notice, but the rights of the Lender to receive payment, together with accrued interest or compensation, shall remain subordinate as required by the provisions of this Agreement.

11.	Notwithstanding the provisions of paragraph 9 of this Agreement, the payment obligation of the Borrower with respect to this Agreement, together with accrued interest and compensation, shall mature in the event of any receivership, insolvency, liquidation pursuant to the Securities Investor Protection Act of 1970 or otherwise, bankruptcy, assignment for the benefit of creditors, reorganization whether or not pursuant to the bankruptcy laws, or any other marshalling of the assets and liabilities of the Borrower, but the right of the Lender to receive payment, together with accrued interest or compensation, shall remain subordinate as required by the provisions of this Agreement.

12.	The Borrower shall immediately notify the Designated Self-Regulatory Organization and the Commission if, after giving effect to all payments of payment obligations under subordination agreements then outstanding which are then due or mature within the following six months without reference to any projected profit or loss of the Borrower, its adjusted net capital would be less than the greatest of 1) six (6) percent of the funds required to be segregated pursuant to the Commodity Exchange Act and CFTC Regulations and the foreign futures or foreign options secured amount, exclusive of the market value of commodity options purchased by option customers of the Borrower on or subject to the rules of a contract market or a foreign board of trade (provided that the deduction for each option customer shall be limited to the amount of customer funds in each option customer’s account(s) and foreign futures and foreign options secured amounts), or 2) if Borrower is a securities broker or dealer, the amount of net capital specified in Rule 15c3-1d(c)(2) of the Regulations of the Securities and Exchange Commission, [17C.F.R.240.15c3-1d(b)(c)(2] or 3) the minimum capital requirements defined by the DSRO.

13.	Neither this Agreement nor any note or other instrument made hereunder is entered into in reliance upon the standing of the Borrower as a member organization of any commodity exchange or securities exchange or upon any such exchange’s surveillance of the Borrower or its capital position. The Lender is not relying upon any such exchange to provide any information concerning or relating to the Borrower. No such exchange has a responsibility to disclose to the Lender any information concerning or relating to the Borrower which it may have now or at any future time. Neither any such exchange nor any officer or employee of any such exchange shall be liable to the Lender with respect to this Agreement, the Indebtedness, the repayment thereof, any interest or compensation thereon or any damages resulting from the breach of this Agreement. Neither the Designated Self-Regulatory Organization nor the Commission is a guarantor of this Agreement.

14.	This Agreement shall be binding upon the Lender and the Borrower and their respective, heirs, executors, administrators, successors and assigns

15.	Any note or other written instrument evidencing the Indebtedness shall bear on its face an appropriate legend stating that such note or instrument is issued subject to the provisions of this Agreement, which shall be adequately referred to and incorporated by reference herein.

16.	This Agreement shall not be subject to cancellation by either party; no payment shall be made with respect thereto and this Agreement shall not be terminated, rescinded or modified by mutual consent or otherwise if the effect thereof would be inconsistent with the Capital Requirements or, if applicable, the CFTC Regulations.

17.	This Agreement is governed by the laws of the State of Illinois/New York.

18.	Any notice required or provided for herein shall be deemed to have been given or received when it has been delivered in person or has been deposited, postage prepaid, by United States certified or registered mail, addressed to the person for whom intended:

(a)	If for Borrower:

C. C. Delbridge

141 W. Jackson Blvd., Suite 2730

Chicago, IL 60604

(b)	If for Lender:

Allan J. Hirsch

900 Hoffman Lane

Riverwoods, IL 60015

(c)	If for Borrower’s Designated Self-Regulatory Organization:

Chicago Mercantile Exchange

30 S. Wacker Dr.

Chicago, IL 60606

19.	This Agreement supersedes all prior agreements of the parties with respect to the Indebtedness.

IN WITNESS WHEREOF, the parties hereto have set their hands this 30th day of June, 2004.

/s/ Clarence Delbridge	/s/ Allan J. Hirsch
Borrower	Lender

SUBORDINATION AGREEMENT

INFORMATION STATEMENT

Name and address of Lender:	Allan Hirsch
900 Hoffman Lane
Roverwoods, IL

Business relationship of lender to clearing member:

☐ Officer	☐ Partner
☐ Stockholder	☒ Other

Did the clearing member carry funds or securities for the lender at or about the time the proposed subordinated agreement was filed?

Yes ☒	No ☐